As filed with the Securities and Exchange Commission on April 12, 2021

Registration No. 333-252859

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

JANUS PARENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	6770	86-1476200
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

14 Fairmount Avenue

Chatham, New Jersey 07928

(973) 507-0359

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

c/o Juniper Industrial Holdings, Inc.

14 Fairmount Avenue

Chatham, New Jersey 07928

Attn: Brian Cook

Chief Executive Officer and Chief Financial Officer

(973) 507-0359

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Matthew R. Pacey, P.C.

Julian J. Seiguer, P.C.

Michael W. Rigdon

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

(713) 836-3600

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and after all conditions under the Business Combination Agreement to consummate the proposed business combinations are satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, please place an ☒ in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(14)
Common stock(2)(4)(8)	43,125,000	$12.79	$551,568,750(9)	$60,176
Common stock(3)(4)(8)	70,000,000	$12.79	$895,300,000(10)	$97,677
Warrants(5)(8)	22,325,000	$2.7401	$61,171,617(11)	$6,674
Warrants(6)(8)	5,075,000	$2.7401	$13,905,754(12)	$1,517
Common stock issuable upon exercise of the Warrants(6)(7)(8)	27,400,000	—	— (13)	—
Total				$166,045(15)

(1)

All securities being registered will be issued by Janus Parent, Inc., a Delaware corporation (“Parent”). In connection with the business combination described in the included proxy statement/prospectus: (a) JIH Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent, will be merged with and into Juniper Industrial Holdings, Inc. (“JIH” or the “Company”), with the Company being the surviving corporation in the merger and a wholly owned subsidiary of Parent (the “JIH Merger”), (b) each of the Blocker Merger Subs (as defined herein) will be merged with and into the corresponding Blockers (as defined herein) with each such Blocker being the surviving corporation in each such merger and a wholly owned subsidiary of Parent (the “Blocker Mergers”), and each Blocker thereafter will be merged with and into Parent with Parent being the surviving corporation in each such merger (the “Parent Mergers,” together with the JIH Merger and the Blocker Mergers, the “Mergers”) and (c) each other equityholder of Janus Midco, LLC (“Midco”) will contribute certain equity interests in Midco to Parent in exchange for shares of Parent common stock and Parent warrants and will sell its remaining equity interests in Midco to the Company in exchange for cash (the transactions contemplated by the foregoing clauses (a)-(c) together with the other transactions contemplated by the Business Combination Agreement, the “Transactions”) such that, as a result of the consummation of the Transactions, Midco will become a direct and indirect wholly owned subsidiary of Parent (the “Business Combination”). As a result of the Transactions and by virtue of the JIH Merger, each outstanding share of Class A common stock of JIH, par value $0.0001 per share (“JIH Class A common stock”) and each outstanding share of Class B common stock of JIH, par value $0.0001 per share (“JIH Class B common stock,” together with JIH Class A common stock, “JIH common stock”), will be converted into one share of Parent common stock, par value $0.0001 (the “Parent common stock”), and each outstanding warrant of JIH (other than 50% of the warrants held by Juniper Industrial Sponsor, LLC (the “Sponsor”)), each entitling the holder thereof to purchase one share of JIH Class A common stock at an exercise price of $11.50 per share (each, a “JIH warrant”), will be converted into the right to receive a warrant to purchase one share of Parent common stock at an exercise price of $11.50 per share (each, a “Parent warrant”) and Parent will become the public company, and the current security holders of JIH and the equity owners of Midco and the Blockers will become security holders of Parent.

(2)

Consists of shares of Parent common stock issuable in exchange for outstanding shares of JIH common stock, including shares of JIH Class A common stock included in outstanding units of JIH (“units”), each unit consisting of one share of JIH Class A common stock and one-half of one JIH warrant. Upon the consummation of the Business Combination, all units will be separated into their component securities, which will be exchanged for equivalent securities of Parent.

(3)

Consists of shares of Parent common stock issuable in exchange for the equity interests in Midco as consideration in the Transactions calculated in accordance with the Business Combination Agreement (as defined below), and assuming no shares of JIH Class A common stock are redeemed pursuant to the terms of JIH’s amended and restated certificate of incorporation.

(4)

The actual number of shares of Parent common stock issuable to shareholders of JIH and in exchange for the equity interests in Midco will be determined pursuant to the amount of redemptions and the terms of the Business Combination Agreement, respectively, and is dependent on the actual elections of the holders of JIH common stock. While the exact number of shares of Parent common stock to be issued at the closing of the Business Combination cannot be known as of the filing of this Registration Statement, Parent believes that, based on the assumptions underlying the calculation of the registration fee (as set forth in footnote (3) above), the actual number of shares of Parent common stock issued will not be greater than those set forth in the Calculation of the Registration Fee table.

(5)	Consists of Parent warrants issuable in exchange for outstanding JIH warrants included in the outstanding units.
(6)	Consists of 5,075,000 Parent warrants issuable to the holders of equity interests in Midco as consideration in the Transactions.
(7)

Consists of Parent common stock issuable upon exercise of Parent warrants. Each Parent warrant will entitle the warrant holder to purchase one share of Parent common stock at a price of $11.50 per share (subject to adjustment).

(8)

Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(9)

Pursuant to Rules 457(c) and 457(f)(1) under the Securities Act of 1933, as amended (the “Securities Act”), and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the product obtained by multiplying $12.79, which represents the average of the high and low prices of shares of JIH Class A common stock on the New York Stock Exchange on February 2, 2021, by 34,500,000, the estimated number of shares of JIH Class A common stock that will be outstanding immediately prior to the closing of the Business Combination (including shares of JIH Class A common stock that may be redeemed pursuant to the terms of JIH’s amended and restated certificate of incorporation and the shares of JIH Class A common stock included in the units).

(10)

Pursuant to Rules 457(c) and 457(f)(1) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the product obtained by multiplying (a) $12.79, which represents the average of the high and low prices of the JIH Class A common stock, as reported on the New York Stock Exchange on February 2, 2021, by (b) 70,000,000, the estimated number of shares of Parent common stock issuable to the equityholders of Midco.

(11)

Pursuant to Rules 457(c) and 457(f)(1) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the product obtained by multiplying $2.74, which represents the average of the high and low prices of JIH warrants on the New York Stock Exchange on February 1, 2021, by 22,325,000, the estimated number of Parent warrants issuable in exchange for outstanding JIH warrants included in the outstanding units immediately prior to the closing of the Business Combination.

(12)

Pursuant to Rules 457(c) and 457(f)(1) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the product obtained by multiplying $2.74, which represents the average of the high and low prices of JIH warrants on the New York Stock Exchange on February 1, 2021, by 5,075,000, the estimated number of Parent warrants issuable to the holders of equity interests in Midco as consideration in the Transactions.

(13)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act of 1933, as amended.
(14)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $109.10 per $1,000,000 of the proposed maximum aggregate offering price.
(15)	Previously paid in connection with the initial filing of this registration statement on February 8, 2021.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission (the “Commission”), acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Janus Parent, Inc. is filing this Amendment No. 3 to its registration statement on Form S-4 (File No. 333-252859) as an exhibits-only filing. Accordingly, this Amendment consists only of the facing page, this explanatory note, Item 21 of Part II of the Registration Statement, the exhibits index to the Registration Statement, the signature page to the Registration Statement and the filed exhibits. The remainder of the Registration Statement is unchanged and has therefore been omitted.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits

EXHIBIT INDEX

Exhibit No.	Description

2.1	Business Combination Agreement, dated December 21, 2020, by and among Juniper Industrial Holdings, Inc., Janus Parent, Inc., Janus Midco, LLC, Jupiter Management Holdings, LLC, Jupiter Intermediate Holdco, LLC and the other parties named therein (included as Annex A to the proxy statement/prospectus).

2.2	First Amendment to Business Combination Agreement, dated April 6, 2021, by and among Juniper Industrial Holdings, Inc., Janus Midco, LLC, Cascade GP, LLC and the other parties named therein.**

3.1	Amended and Restated Certificate of Incorporation of Juniper Industrial Holdings, Inc.(3)

3.2	Amended and Restated Bylaws of Juniper Industrial Holdings, Inc.(3)

3.3	Certificate of Incorporation of Janus Parent, Inc.**

3.4	Bylaws of Janus Parent, Inc.**

3.5	Form of Amended and Restated Certificate of Incorporation of Janus Parent, Inc.**

3.6	Form of Amended and Restated Bylaws of Janus Parent, Inc.**

4.1	Specimen Common Stock Certificate.**

4.2	Specimen Warrant Certificate.**

4.3	Warrant Agreement, dated November 13, 2019, between the Company and Continental Stock Transfer & Trust Company.(3)

4.4	Description of the Company’s securities registered pursuant to Section 12 of the Securities Exchange Act of 1934.(3)

5.1	Opinion of Kirkland & Ellis LLP.**

8.1	Opinion of Kirkland & Ellis LLP regarding tax matters.*

10.1	Sponsor Warrants Purchase Agreement, dated November 7, 2019 among the Company and Juniper Industrial Sponsor, LLC.(3)

10.2	Investment Management Trust Account Agreement, dated November 13, 2019, between the Company and Continental Stock Transfer & Trust Company.(3)

10.3	Registration and Stockholder Rights Agreement, dated November 13, 2019, between the Company, Juniper Industrial Sponsor, LLC and certain directors of the Company.(3)

10.4	Letter Agreement between the Company and Juniper Industrial Sponsor, LLC and each of the officers and directors of the Company.(3)

10.5	Administrative Support Agreement, dated November 13, 2019, between the Company and Juniper Industrial Sponsor, LLC.(3)

10.6	Sponsor Voting Agreement, dated December 21, 2020, by and among Janus Midco LLC, Juniper Industrial Sponsor, LLC and the other parties named therein.(4)

10.7	Form of PIPE Subscription Agreement.(4)

II-1

Exhibit No.	Description

10.8	Form of Sponsor Lock-Up Agreement.**

10.9	Form of Investor Rights Agreement.**

10.10	Form of Indemnity Agreement.(1)

10.11	Promissory Note, dated August 29, 2019, issued to Juniper Industrial Sponsor, LLC.(1)

10.12	Form of Janus Parent, Inc. Omnibus Incentive Plan (included as Annex B to the proxy statement/prospectus).

23.1	Consent of Marcum, LLP, independent registered accounting firm for Juniper Industrial Holdings, Inc.**

23.2	Consent of BDO USA, LLP, independent registered accounting firm for Janus Midco, LLC.**

23.3	Consent of Kirkland & Ellis LLP (included as part of Exhibit 5.1).**

99.1	Form of Proxy Card.**

99.2	Consent of Director Nominee – Ramey Jackson.**

99.3	Consent of Director Nominee – José Feliciano.**

99.4	Consent of Director Nominee – Colin Leonard.**

99.5	Consent of Director Nominee – David Curtis**

99.6	Consent of Director Nominee – David Doll**

99.7	Consent of Director Nominee – Xavier Gutierrez**

99.8	Consent of Director Nominee – Thomas Szlosek.**

*	Filed herewith.
**	Previously filed.
(1)	Previously filed as an exhibit to JIH’s Registration Statement on Form S-1, as amended (File No. 333-234264).
(2)	Previously filed as an exhibit to JIH’s Current Report on Form 8-K filed on November 13, 2019.
(3)	Previously filed as an exhibit to JIH’s Annual Report on Form 10-K filed on March 30, 2020.
(4)	Previously filed as an exhibit to JIH’s Current Report on Form 8-K filed on December 22, 2020.

II-2

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 12th day of April, 2021.

JANUS PARENT, INC.

By:	/s/ Brian Cook
Brian Cook Chief Executive Officer and Chief Financial Officer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated.

Name	Position	Date

* Roger Fradin	Chairman of the Board of Directors	April 12, 2021

/s/ Brian Cook Brian Cook	Chief Executive Officer, Chief Financial Officer and Director (Principal Executive, Financial Officer and Principal Accounting Officer)	April 12, 2021

*By:	/s/ Brian Cook
Brian Cook
Attorney in Fact